Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-1206
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Reports Fourth Quarter Fiscal 2016 Results

ROANOKE, Va., February 21, 2017 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter ended December 31, 2016. Fourth quarter GAAP earnings per diluted share (Diluted EPS) were $0.84. Fourth quarter Adjusted earnings per diluted share (Adjusted EPS) were $1.00, which exclude $0.08 of amortization of acquired intangible assets and integration and restructuring costs of $0.08 primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Fourth Quarter Performance Summary

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Sales (in millions)	$2,082.9	$2,033.5	$9,567.7	$9,737.0

Comp Store Sales %	3.1%	(2.5%)	(1.4%)	0.0%

Gross Profit (in millions)	$907.6	$909.2	$4,255.9	$4,422.8

SG&A (in millions)	$801.4	$808.5	$3,468.3	$3,597.0
Adjusted SG&A (in millions) (1)	$781.9	$751.6	$3,354.5	$3,427.7

Operating Income (in millions)	$106.1	$100.7	$787.6	$825.8
Adjusted Operating Income (in millions) (1)	$125.6	$157.6	$901.4	$995.1

Diluted EPS	$0.84	$0.74	$6.20	$6.40
Adjusted EPS (1)	$1.00	$1.22	$7.15	$7.82

Avg Diluted Shares (in thousands)	73,886	73,861	73,856	73,733

(1)
Fiscal 2016 and 2015 include certain non-operational expenses. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the twelve weeks ended December 31, 2016 and January 2, 2016, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $10.1 million and $47.2 million, respectively, and General Parts amortization of acquired intangible assets of $9.4 million and $9.7 million, respectively. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the fifty-two weeks ended December 31, 2016 and January 2, 2016, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $72.8 million and $127.1 million, respectively, and General Parts amortization of acquired intangible assets of $40.9 million and $42.3 million, respectively. For a better understanding of the Company's adjusted results, refer to the reconciliation of the financial results reported on a GAAP basis to the adjusted basis in the accompanying financial tables in this press release.

“We are pleased with the sequential improvement in our sales performance and positive comparable sales for the quarter. Our top line progress is a direct reflection of sustained investment in the customer. Our stronger sales execution and improved availability enabled us to serve our customers better,” said Tom Greco, President and Chief Executive Officer.
Greco continued, “Our bottom line in the quarter reflects a planned inventory reduction along with sustained investments in the customer to accelerate top line growth. Our first priority is to deliver an outstanding experience for our customers and deliver consistent top line performance. We fully expect to balance our top and bottom line performance over time as we offset investments with a robust productivity agenda.”

Fourth Quarter and Full Year 2016 Highlights

Total sales for the fourth quarter increased 2.4% to $2.08 billion, as compared with total sales during the fourth quarter of fiscal 2015 of $2.03 billion. The sales increase was driven by the comparable store sales growth of 3.1%, inclusive of the positive impact of the year-over-year comparable benefit from holiday timing and new store and Worldpac branch openings partially offset by the store closures and Carquest store consolidations. Total sales for fiscal 2016 were $9.57 billion compared to fiscal 2015 of $9.74 billion.

The Company's Gross Profit rate was 43.6% of sales during the fourth quarter as compared to 44.7% during the fourth quarter last year. The 114 basis-point decrease was primarily driven by previously capitalized supply chain costs flowing through the income statement and reducing gross profit as a result of the planned reduction of inventory levels. The Company's Gross Profit rate was 44.5% of sales for fiscal 2016 as compared to 45.4% for fiscal 2015.

On a GAAP basis, the Company's SG&A rate was 38.5% of sales during the fourth quarter as compared to 39.8% during the same period last year. The 128 basis-point decrease was primarily due to lower integration and restructuring related costs during the fourth quarter compared to last year. Excluding this impact, the Company's Adjusted SG&A rate was 37.5% of sales during the fourth quarter as compared to 37.0% during the same period last year. The 58 basis-point increase in Adjusted SG&A was primarily driven by ongoing customer focused investments. On a GAAP basis, the Company's SG&A rate was 36.3% of sales for fiscal 2016 as compared to 36.9% during the same period last year. The Company's Adjusted SG&A rate was 35.1% of sales during fiscal 2016 as compared to 35.2% during the same period last year.

On a GAAP basis, the Company's Operating Income during the fourth quarter was $106.1 million, an increase of 5.4% versus the fourth quarter of fiscal 2015. On a GAAP basis, the Operating Income rate was 5.1% during the fourth quarter as compared to 5.0% during the fourth quarter of fiscal 2015. The Company's Adjusted Operating Income was $125.6 million during the fourth quarter, a decrease of 20.3% versus the fourth quarter of fiscal 2015. As a percentage of sales, Adjusted Operating Income in the fourth quarter was 6.0% versus 7.7% during the fourth quarter of fiscal 2015. For fiscal 2016, the Company's GAAP Operating Income rate was 8.2% versus 8.5% during fiscal 2015. For fiscal 2016, the Company's Adjusted Operating Income was 9.4% versus 10.2% during fiscal 2015.

Operating cash flow decreased approximately 27.4% to $500.9 million in fiscal 2016 from $689.6 million in fiscal 2015. Free cash flow was $241.3 million in fiscal 2016 compared to $454.9 million in fiscal 2015. Capital expenditures in fiscal 2016 were $259.6 million as compared to $234.7 million in fiscal 2015.

Store Information

As of December 31, 2016, the Company operated 5,062 stores and 127 Worldpac branches and served approximately 1,250 independently owned Carquest stores.

2017 Full Year Assumptions

New Stores	75 to 85 new stores including Worldpac branches
Comparable Store Sales (1)	0% to 2%
Adjusted Operating Income Rate (2)	15 to 35 basis points improvement
Income Tax Rate (3)	37.5% to 38.0%
Integration Expenses (2)	Approximately $30 million to $35 million
Capital Expenditures	Approximately $250 million
Free Cash Flow	Minimum $400 million
Diluted Share Count	Approximately 74 million shares

1.	Comparable store sales estimate excludes sales to independently owned Carquest locations and includes the impact of Carquest store consolidations.

2.
Adjusted Operating Income excludes non-operational expenses related to the integration of General Parts ("Integration Expenses") and the recurring non-cash amortization of General Parts' intangible assets. Adjusted Operating Income is a non-GAAP measure. Management believes Adjusted Operating Income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate Advance’s operating performance across periods adjusting for these items. Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items. Please refer to a more detailed explanation of the Company's use of non-GAAP financial measures in the accompanying financial tables where the Company provides a reconciliation of its 2016 and 2015 financial results reported on a GAAP basis to the adjusted basis. Because of the forward-looking nature of the 2017 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

3.
Income tax rate estimate does not factor in any impact from the adoption of Accounting Standards Update (ASU) 2016-09 related to changes in the presentation of excess tax benefits (deficits) from share-based payment awards. The Company will adopt the provisions, as specified by the ASU, effective fiscal 2017.

Dividend

On February 15, 2017, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 7, 2017 to stockholders of record as of March 24, 2017.

Investor Conference Call

The Company will host a conference call on Tuesday, February 21, 2017, at 8:00 a.m. Eastern time to discuss its quarterly results. To listen to the live call, log on to the Company's website, www.advanceautoparts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 22, 2018.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 31, 2016, Advance operated 5,062 stores and 127 Worldpac branches and employed 74,000 Team Members in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The company also serves approximately 1,250 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2017 financial performance including adjusted operating income; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, AAP’s ability to implement its business and growth strategy; ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2016	January 2, 2016

Assets

Current assets:
Cash and cash equivalents	$135,178	$90,782
Receivables, net	641,252	597,788
Inventories, net	4,325,868	4,174,768
Other current assets	70,466	77,408
Total current assets	5,172,764	4,940,746

Property and equipment, net	1,446,340	1,434,577
Goodwill	990,877	989,484
Intangible assets, net	640,903	687,125
Other assets, net	64,149	75,769
	$8,315,033	$8,127,701

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$306	$598
Accounts payable	3,086,177	3,203,922
Accrued expenses	554,397	553,163
Other current liabilities	35,166	39,794
Total current liabilities	3,676,046	3,797,477

Long-term debt	1,042,949	1,206,297
Deferred income taxes	454,282	433,925
Other long-term liabilities	225,564	229,354
Total stockholders' equity	2,916,192	2,460,648
	$8,315,033	$8,127,701

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve and Fifty-Two Week Periods Ended
December 31, 2016 and January 2, 2016
(in thousands, except per share data)
(unaudited)

	Q4 2016	Q4 2015	YTD 2016	YTD 2015

Net sales	$2,082,891	$2,033,545	$9,567,679	$9,737,018
Cost of sales	1,175,327	1,124,373	5,311,764	5,314,246
Gross profit	907,564	909,172	4,255,915	4,422,772
Selling, general and administrative expenses	801,417	808,494	3,468,317	3,596,992
Operating income	106,147	100,678	787,598	825,780
Other, net:
Interest expense	(13,365)	(13,809)	(59,910)	(65,408)
Other (expense) income, net	4,129	(3,044)	11,147	(7,484)
Total other, net	(9,236)	(16,853)	(48,763)	(72,892)
Income before provision for income taxes	96,911	83,825	738,835	752,888
Provision for income taxes	34,546	29,006	279,213	279,490
Net income	$62,365	$54,819	$459,622	$473,398

Basic earnings per common share (a)	$0.84	$0.75	$6.22	$6.45
Diluted earnings per common share (a)	$0.84	$0.74	$6.20	$6.40

Average common shares outstanding (a)	73,685	73,263	73,562	73,190
Average diluted common shares outstanding (a)	73,886	73,861	73,856	73,733

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter or year-to-date period, as applicable. At December 31, 2016 and January 2, 2016, we had 73,749 and 73,314 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
December 31, 2016 and January 2, 2016
(in thousands)
(unaudited)

	December 31, 2016	January 2, 2016

Cash flows from operating activities:
Net income	$459,622	$473,398
Depreciation and amortization	258,387	269,476
Share-based compensation	20,452	36,929
Provision (benefit) for deferred income taxes	20,213	(9,219)
Excess tax benefit from share-based compensation	(22,429)	(13,002)
Other non-cash adjustments to net income	3,960	15,542
(Increase) decrease in:
Receivables, net	(41,642)	(21,476)
Inventories, net	(144,603)	(244,096)
Other assets	14,421	7,423
(Decrease) increase in:
Accounts payable	(119,325)	119,164
Accrued expenses	49,341	35,103
Other liabilities	2,477	20,400
Net cash provided by operating activities	500,874	689,642

Cash flows from investing activities:
Purchases of property and equipment	(259,559)	(234,747)
Business acquisitions, net of cash acquired	(4,697)	(18,889)
Proceeds from sales of property and equipment	2,212	270
Net cash used in investing activities	(262,044)	(253,366)

Cash flows from financing activities:
Decrease in bank overdrafts	(5,573)	(2,922)
Net payments on credit facilities	(160,000)	(423,400)
Dividends paid	(17,738)	(17,649)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	4,532	5,174
Tax withholdings related to the exercise of stock appreciation rights	(19,558)	(13,112)
Excess tax benefit from share-based compensation	22,429	13,002
Repurchase of common stock	(18,393)	(6,665)
Other	(390)	(380)
Net cash used in financing activities	(194,691)	(445,952)

Effect of exchange rate changes on cash	257	(4,213)

Net increase (decrease) in cash and cash equivalents	44,396	(13,889)
Cash and cash equivalents, beginning of period	90,782	104,671
Cash and cash equivalents, end of period	$135,178	$90,782

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude non-cash charges related to the acquired General Parts intangibles and non-operational expenses associated with i) the integration of General Parts, ii) store consolidation costs and iii) support center restructuring costs is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and relate to the integration of General Parts and store closure activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in the industry. The disclosure of these measures allow investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures are useful to investors as a supplement to the GAAP measures.

General Parts Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired General Parts International, Inc. (“General Parts”) for $2.08 billion on January 2, 2014 and is in the midst of a multi-year integration plan to integrate the operations of General Parts with Advance Auto Parts. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015 and the focus has shifted to integrating the supply chain and information technology systems beginning in 2016. Due to the size of the acquisition, the Company considers these expenses to be outside of its base business. Therefore, the Company believes providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of its financial statements in evaluating the operating performance of the base business and its sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store consolidation expenses consist of expenses associated with the Company’s announced plans to (i) convert or consolidate the Carquest stores acquired from General Parts, (ii) close its Autopart International stores in Florida and (iii) close approximately 80 underperforming Advance Auto Parts stores in the fourth quarter of fiscal 2015. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of December 31, 2016, 615 Carquest stores acquired from General Parts had been consolidated or converted into existing Advance Auto Parts stores format. As of December 31, 2016, the Company operated 608 stores under the Carquest name. The closure of the 40 Autopart International stores in Florida, primarily in the first quarter of 2015, and closure of 80 underperforming Advance Auto Parts stores in the fourth quarter of 2015 significantly exceed the Company’s average store closure activity. While periodic store closures are common, these closures represent major programs outside of the Company’s typical market evaluation process. The Company also continues to have store closures that occur as part of its normal market evaluation process and has not excluded the expenses associated with these store closures in computing the Company’s non-GAAP measures. The Company believes it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance.

Support Center Restructuring Expenses - The costs excluded for support center restructuring activities include costs associated with (i) closing the Company’s Minnesota office and relocating functions to existing offices, (ii) relocating functions within the Company’s Roanoke, VA office and Raleigh, NC office (formerly the headquarters for General Parts) and (iii) eliminating duplicative functions between these two offices. These actions are a direct consequence of the acquisition and integration of General Parts and therefore the Company does not consider these expenses to be normal, recurring, cash operating expenses necessary to operate its business. These actions were substantially completed as of the end of fiscal 2015 and the Company has had no material support center restructuring expenses following the end of fiscal 2015.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended (in thousands, except per share data)		Fifty-Two Week Periods Ended (in thousands, except per share data)
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net income (GAAP)	$62,365	$54,819	$459,622	$473,398
SG&A adjustments (a)	19,477	56,881	113,768	169,340
Provision for income taxes on adjustments (b)	(7,401)	(21,615)	(43,232)	(64,349)
Adjusted net income	$74,441	$90,085	$530,158	$578,389

Diluted earnings per common share (GAAP)	$0.84	$0.74	$6.20	$6.40
SG&A adjustments, net of tax	0.16	0.48	0.95	1.42
Adjusted EPS	$1.00	$1.22	$7.15	$7.82

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended (in thousands)		Fifty-Two Week Periods Ended (in thousands)
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
SG&A (GAAP)	$801,417	$808,494	$3,468,317	$3,596,992
SG&A adjustments (a)	(19,477)	(56,881)	(113,768)	(169,340)
Adjusted SG&A	$781,940	$751,613	$3,354,549	$3,427,652

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended (in thousands)		Fifty-Two Week Periods Ended (in thousands)
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Operating income (GAAP)	$106,147	$100,678	$787,598	$825,780
SG&A adjustments (a)	19,477	56,881	113,768	169,340
Adjusted operating income	$125,624	$157,559	$901,366	$995,120

(a)
The adjustments to SG&A expenses for the twelve and fifty-two weeks ended December 31, 2016 include General Parts integration, store consolidation costs and support center restructuring costs of $10,084 and $72,828 and General Parts amortization of acquired intangible assets of $9,393 and $40,940, respectively. The adjustments to SG&A expenses for the twelve and fifty-two weeks ended January 2, 2016 include General Parts integration, store consolidation costs and support center restructuring costs of $47,213 and $127,059 and General Parts amortization of acquired intangible assets of $9,668 and $42,281, respectively.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Fifty-Two Week Periods Ended
	December 31, 2016	January 2, 2016
Cash flows from operating activities	$500,874	$689,642
Purchases of property and equipment	(259,559)	(234,747)
Free cash flow	$241,315	$454,895

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	Four Quarters Ended
	December 31, 2016	January 2, 2016
Total debt (a)	$1,043,255	$1,206,895
Add: Capitalized lease obligation (rent expense * 6)	3,221,202	3,190,728
Adjusted debt	4,264,457	4,397,623

Operating income	787,598	825,780
Add: Adjustments (b)	72,828	127,059
Depreciation and amortization	258,387	269,476
Adjusted EBITDA	1,118,813	1,222,315
Rent expense (less favorable lease amortization of $3,498 and $4,786, respectively)	536,867	531,788
Adjusted EBITDAR	$1,655,680	$1,754,103

Adjusted Debt to Adjusted EBITDAR	2.6	2.5

(a)	The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

(b)
The adjustments to the four quarters ended December 31, 2016 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $72.8 million. The adjustments to Fiscal 2015 include General Parts integration, store closure and store consolidation costs and support center restructuring costs of $127.1 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

As of December 31, 2016, the Company operated 5,062 stores and 127 Worldpac branches and served approximately 1,250 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twelve and fifty-two weeks ended December 31, 2016.

	AAP	AI	CARQUEST	WORLDPAC	Total

October 8, 2016	4,237	181	640	127	5,185
New	22	—	3	—	25
Closed	(2)	—	(2)	—	(4)
Consolidated	—	—	(17)	—	(17)
Converted	16	—	(16)	—	—
December 31, 2016	4,273	181	608	127	5,189

January 2, 2016	4,102	184	885	122	5,293
New	64	—	9	5	78
Closed	(13)	(3)	(7)	—	(23)
Consolidated	(3)	—	(156)	—	(159)
Converted	123	—	(123)	—	—
December 31, 2016	4,273	181	608	127	5,189